Exhibit A

                  Funds of First Trust Exchange-Traded Fund II


  First Trust Dow Jones STOXX(R) European Select Dividend Index Fund
  First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund First Trust Dow Jones Global Select Dividend Index Fund
  First Trust Europe Select AlphaDEX(TM) Fund
  First Trust Japan Select AlphaDEX(TM) Fund
  First Trust Global IPO Index Fund
  First Trust ISE Global Wind Energy Index Fund
  First Trust ISE Global Engineering and Construction Index Fund
  First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund First Trust ISE Global Copper Index Fund
  First Trust ISE Global Platinum Index Fund